Exhibit 99.1

Division of Corporation Finance

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

February 24, 2012

Re:	Registration Statement on Form F-1
Application for Waiver of a Requirement under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

In connection with the filing of a Registration Statement on Form F-1 (the “Registration Statement”) by Newsummit Biopharma Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), relating to the initial public offering of American depositary shares representing the Company’s ordinary shares, the Company hereby requests that the Securities and Exchange Commission (the “Commission”) waive the requirement under Item 8.A.4 of Form 20-F that the Registration Statement contain audited financial statements as of a date not older than 12 months at the time such Registration Statement is filed with the Commission. In connection with this request, the Company represents to the Commission that:

1.	The Company is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months at the date of filing of the Registration Statement;

2.	Compliance with the above referenced requirement under Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company; and

3.	At the time the Registration Statement is declared effective, it will contain audited financial statements not older than 15 months in compliance with Item 8.A.4 of Form 20-F.

Newsummit Biopharma Holdings Limited

By:	/s/ Jun Ren
Name: Jun Ren
Title: Chairman and Chief Executive Officer